Exhibit 99.1

Hybrid Dynamics Closes Acquisition of Luxury Motorcycle Maker Delaware American Motors

Tuesday May 13, 9:56 am ET

Acquisition Adds Immediate Assets to the Company

AMERICAN FORK, Utah--(BUSINESS WIRE)--Hybrid Dynamics Corporation (“Hybrid”) (OTCBB:HBDY) today announced that it has acquired Delaware American Motors, Inc. ("Delaware American” or “DAM”) in an all-stock transaction upon the issuance of 4,500,000 shares of Hybrid common stock. Delaware American is a high-end, high performance motorcycle brand whose foundation is based on innovative design, quality craftsmanship, advanced engineering and custom assembly.

Delaware American’s first series will be the “Tech Twin American,” a limited edition series corresponding to America’s original 13 colonies. The Company anticipates unveiling two production models at S&S Cycle, in La Crosse, Wisconsin, during S&S’ 50th anniversary celebration June 27-29, along with some of the best-known custom bike builders in the world as they come together to compete in the S&S “50 builder/50 bike” build-off.

Since 2002, DAM’s mission has been to create the ultimate experience for its riders, one that combines professional racing quality with the comfort and luxury of high-end touring bikes. Even amidst the economic slowdown, a recent article in the Wall Street Journal Online on March 26th alluded to the fact that “powerful, opulent, feature-laden machines” are still in great demand. Delaware American has already built custom bikes for some of the world’s most notable riders and continues to build brand awareness as one of the country’s premier custom motorcycle manufacturers.

Delaware American’s “Thirteen Colonies” series will be followed by an additional American-based signature series with total production expected to exceed 100 bikes in 2009. For more information on Delaware American Motors, please visit www.dammotorcycles.com.

Commenting on officially bringing DAM into the Hybrid Dynamics family, Paul Ressler, President of Hybrid Dynamics, said, “DAM brings world class design and prototyping to Hybrid. Their expertise in building high-end, performance bikes will help Hybrid Dynamics to solidify its position as a manufacturer of premium products.”

About Hybrid Dynamics Corporation

Hybrid Dynamics is implementing a new operational paradigm for transportation vehicles. Through its wholly owned subsidiary, Pukka USA, Inc., the Company is developing a state-of-the-art line of recreational electric vehicles, as well as leading-edge motor-control systems and hybrid drive-train technologies for use in electric and hybrid motorized vehicles. These technologies feature Hybrid’s proprietary Extended Range Technology (ERT), which utilizes three discreet drive motors (hydraulic, electric, and internal combustion engine) in a hierarchical relationship. ERT allows each motor to perform the task for which it is best equipped, the net result being a more efficient vehicle design, extended range and far less emissions than internal combustion alone. For more information on the Company, please visit www.hybriddynamics.com.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of Hybrid and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes," "expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, and concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Hybrid is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.